Exhibit 21

Subsidiaries:

     Intelligroup Asia Private, Ltd., a corporation formed pursuant to the laws of India and 99.8% owned and a wholly-controlled subsidiary of Intelligroup, Inc.

     Empower, Inc., a Michigan corporation and a wholly-owned subsidiary of Intelligroup, Inc.

     Intelligroup Europe Limited, a corporation formed pursuant to the laws of the United Kingdom and a wholly-owned subsidiary of Intelligroup, Inc.

CPI Resources, a corporation formed pursuant to the laws of the United Kingdom and a wholly-owned subsidiary of Intelligroup Europe Limited.

CPI Consulting Limited, a corporation formed pursuant to the laws of the United Kingdom and 70% owned by CPI Resources and 30% owned by Intelligroup Europe Limited.

Intelligroup Netherlands, BV, a corporation formed pursuant to the laws of the Netherlands and a wholly-owned subsidiary of Intelligroup Europe Limited.

     Intelligroup Japan, Ltd., a corporation formed pursuant to the laws of Japan and a wholly-owned subsidiary of Intelligroup, Inc.

     Intelligroup Nordic A/S, a corporation formed pursuant to the laws of Denmark and a wholly-owned subsidiary of Intelligroup, Inc.

     Intelligroup de Venezuela, C.A., a corporation formed pursuant to the laws of Venezuela and wholly-owned subsidiary of Intelligroup, Inc.

     Under the terms of the Credit Agreement with HSBC Bank USA, HSBC Bank USA has a continuing security interest in the capital stock of the Company’s subsidiaries.